Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of TIB Financial Corp of our reports dated February 23, 2006, with respect to the consolidated financial statements of TIB Financial Corp, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of TIB Financial Corp for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in this Registration Statement.
/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Fort Lauderdale, Florida
Dated: January 25, 2007